Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No.1 to Registration Statement No. 333-169012 on Form S-3 of our reports dated March 10, 2010 (which reports express an unqualified opinion and include an explanatory paragraph regarding the adoption of new accounting guidance), relating to the financial statements and financial statement schedule of Merit Medical Systems, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

November 18, 2010